UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2010

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2010, RealNetworks, Inc. ("Real" or "RealNetworks"), RealNetworks Digital Music of California, Inc., a wholly owned subsidiary of Real, MTV Networks, a division of Viacom International Inc. ("MTVN"), DMS Holdco, a wholly owned subsidiary of Viacom International Inc., and Rhapsody America LLC, a Delaware limited liability company ("Rhapsody") and joint venture formed by Real and MTVN (together with the other parties listed above, the "Parties"), entered into a Transaction, Contribution and Purchase Agreement (the "Transaction Agreement"), which contemplates a restructuring of Rhapsody. Real and MTVN formed Rhapsody in August 2007 to jointly own and operate a business-to-consumer digital audio music service. Real currently owns 51% of the equity of Rhapsody and Viacom owns the remaining 49%.

At the closing of the transactions contemplated by the Transaction Agreement, Rhapsody will be converted from a limited liability company to a corporation, and the Parties expect that Real and MTVN and one or more minority stockholders will hold the outstanding shares of Rhapsody such that Real and MTVN will own slightly less than 50%, but an equal amount, of such outstanding shares. Real will contribute $18 million in cash, the Rhapsody brand and certain other assets in exchange for shares of convertible preferred stock of Rhapsody, carrying a $10 million preference upon certain liquidation events. A portion of Real’s cash contribution is to repurchase the international radio business that was previously contributed to Rhapsody. MTVN will contribute a $33 million advertising commitment in exchange for shares of common stock of Rhapsody, and MTVN’s previous obligation to provide advertising of approximately $111 million as of December 31, 2009 will be cancelled. In addition, both the Stockholder Agreement, dated as of August 20, 2007, between Real and Viacom International Inc., on behalf of MTVN, and the Limited Liability Company Agreement, dated as of August 20, 2007, among the Parties will be terminated, including the put and call rights held by Real and MTVN and MTVN’s rights to receive a preferred return in connection with the exercise of Real’s put right.

Real expects that the transactions contemplated by the Transaction Agreement will be completed late in the first quarter of 2010, subject to the satisfaction of customary closing conditions. At the closing, the Parties will enter into a Stockholder Agreement that contains provisions regarding the governance of Rhapsody, stock transfer restrictions and approval of certain corporate transactions. Rhapsody will be initially governed by a Board of Directors with two directors appointed by each of Real and MTVN and one independent director appointed by mutual agreement of Real and MTVN. At the closing of the transactions, the Parties will also amend certain existing agreements, including the expansion of the technology and intellectual property licenses from Real to Rhapsody relating to the core technologies for the Rhapsody audio digital music service to provide worldwide, perpetual licenses and certain rights for use of the core technologies in business-to-business audio music services.

Upon the completion of the transactions contemplated by the Transaction Agreement, Real expects that it will no longer consolidate Rhapsody’s financial results with Real’s consolidated financial statements.

A copy of the Transaction Agreement will be filed as an Exhibit to the Quarterly Report on Form 10-Q for the quarter ending March 31, 2010 to be filed by Real with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

A copy of the joint press release dated February 9, 2010 issued by Real and MTVN announcing, among other things, the transactions described in Item 1.01 of this report, is attached to this report as Exhibit 99.1. The attached exhibit is furnished to, but not filed with, the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number Exhibit Description
99.1 Joint Press Release issued by RealNetworks, Inc. and Viacom International Inc. dated February 9, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

February 9, 2010	By:	Robert Kimball

Name: Robert Kimball
Title: President and Acting Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Joint Press Release issued by RealNetworks, Inc. and Viacom International Inc. dated February 9, 2010